Exhibit 99.1

ZIM

                    ZIM REPORTS STRONG FIRST QUARTER REVENUE


OTTAWA, CANADA - AUGUST 13, 2004 - ZIM (OTCBB: ZIMCF - all figures in US dollars), a leading mobile consumer and enterprise application developer for the global two-way SMS (Short Message Service) channel, today announced fiscal 2005 first quarter results for the quarter ended June 30, 2004.

Total revenue for the three months ended June 30, 2004 was $1,478,716, an increase of 234 percent from $443,357 for the same period last year. Revenue from SMS applications increased from $28,833 for the three months ended June 30, 2003 to $1,160,070 for the three months ended June 30, 2004. Approximately 86 percent of this total revenue growth is attributable to ZIM's U.K. operations.

Net loss for the three months ended June 30, 2004 was $992,203 or $0.018 per share, compared to $515,761 or $0.013 per share for the three months ended June 30, 2003. Included in the net loss for the three months ended June 30, 2004 is a non-cash expense of $257,679 relating to stock options granted to advisory board members. Under United States generally accepted accounting principles the fair value of these options must be recognized in the statement of earnings.

"ZIM has had a very strong revenue quarter that reflects the success of both our SMS business and acquisition strategies," said Dr. Michael Cowpland, President and CEO of ZIM.

ZIM raised $381,536 in a private placement in June 2004. Subsequent to June 30, 2004, an additional $761,600 was raised in the same private placement, with the shares purchased by a holding company related to the Corporation's CEO. The private placement consisted of one share and two share purchase warrants priced at $0.38 per share, which was the market price of ZIM's shares on June 8, 2004. These shares will not be registered with the SEC.

ZIM's registration statement for shares sold through ZIM's private placement in January 2004 has not yet been declared effective, as the Corporation is responding to comments from the SEC as part of its review process related to the registration.

For the three months ended June 30, 2004, ZIM's cash balance decreased to $391,699 from $870,520 at March 31, 2004. This decrease is primarily a result of $848,754 used in operations.

All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States.

ABOUT ZIM
ZIM is a public company in the United States quoted on the NASDAQ owned and operated OTCBB under the ticker symbol "ZIMCF". ZIM is a leading mobile consumer and enterprise application developer for the global two-way SMS channel. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Office and ZIM SMS Mail, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling

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technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. ZIM Corporation intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to ZIM's future financial results and performance and the outcome of any contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and ZIM Corporation assumes no obligation to update the forward-looking statements included in this news release, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to ZIM Corporation's filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.



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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM Corporation

Text: +16138515144
Phone: 1 613.727.1397 ext. 171
E-mail: jmelhuish@zim.biz